FOR IMMEDIATE RELEASE
Date:             May 1, 2003
Contact:          Patricia E. Hoch, Corporate Secretary
                  (717) 920-5811, Fax: (717) 920-1683


                         COMMUNITY BANKS, INC. DECLARES
                          SECOND QUARTER CASH DIVIDEND

Harrisburg, PA - Community Banks, Inc. (Listed on Nasdaq: CMTY) The Board of Directors of Community Banks, Inc., the parent company of Community Banks, has declared a quarterly cash dividend of $ .20 per share payable July 1, 2003, to shareholders of record on June 16, 2003. This represents a 17% increase over last year's second quarterly dividend of $.171 per share adjusted for the five percent stock dividend paid on April 30, 2003.

Community recently reported earnings of $5.1 million or $.52 per share, compared to first quarter 2002 of $4.5 million or $.45 per share.

Total assets as March 31, 2003 totaled $1.77 billion, increasing 13.1% from March 31, 2002.

Currently, Community Banks, Inc.'s banking subsidiary has 45 community banking offices and nearly 100 ATMs throughout central and northeastern Pennsylvania and northern Maryland. In addition to banking and insurance services, Community offers complete trust, investment and settlement services.

This press release contains "forward looking" information as defined by the Private Securities Litigation Reform Act of 1995, that is based on Community's current expectations, estimates, and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events, or results. Such statements involve potential risks and uncertainties and, accordingly, actual performance results may differ materially. Community undertakes no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events or otherwise.